EXHIBIT 10.58

AMENDMENT TO THE HERCULES INCORPORATED
EMPLOYEE PENSION RESTORATION PLAN

WHEREAS, Ashland Inc. (“Ashland”), maintains the Hercules Incorporated Employee Pension Restoration Plan (the “Plan”) for the benefit of employees eligible to participate therein; and
WHEREAS, Ashland is the sponsor of the Plan; and
WHEREAS, pursuant to Article IV, Section 5, of the Ashland Inc. Charter of the Personnel and Compensation Committee (the “Committee”) of the Board of Directors of Ashland, the Committee has retained authority to amend or transfer any of the benefit plans of Ashland and its subsidiaries and affiliates that are more than 50% owned by Ashland; and
WHEREAS, the SRVP & Chief Financial Officer of Ashland Inc. has been delegated the authority by the Committee to prepare and execute any and all amendments necessary to give effect to this decision of the Committee.
NOW, THEREFORE, BE IT RESOLVED, the Plan is amended, effective September 1, 2016, as follows:

I.	The following sentence is added to the end of the paragraph under Section 2, titled "Type of Plan":
In accordance with a corporate reorganization, effective September 1, 2016, sponsorship of the Restoration Plan was transferred to Valvoline LLC.

II.	The following subsection (i) is added to Section 3 as follows:
(i) Sponsor shall mean Valvoline LLC.

III.	In all other respects the Plan shall remain unchanged.

IN WITNESS WHEREOF, the Chief Financial Officer has executed this amendment to the Plan to be effective as of the date noted above.

/s/ J. Kevin Willis

J. Kevin Willis
SRVP & Chief Financial Officer, Ashland Inc.